Exhibit 99.1

Twitter Q2 2019 Shareholder Letter

San Francisco, CA

July 26, 2019

Except as otherwise stated, all financial results discussed below are presented in accordance with generally accepted accounting principles in the United States of America, or GAAP. As supplemental information, we have provided certain non-GAAP financial measures in this letter’s supplemental tables, and such supplemental tables include a reconciliation of these non-GAAP measures to our GAAP results. All growth rates referenced below are year-over-year unless otherwise indicated. Also, please note that, as of Q2’19, we will no longer be providing a slide deck as part of our quarterly disclosure package. All information previously provided in our slide deck is now provided in the Selected Company Metrics and Financials PDF posted on our IR site.

Highlights

•

Q2 was a strong quarter with revenue up 18% year-over-year, driven by strength in the US. Revenue outperformance also resulted in better-than-expected profitability, with operating income of $76 million and operating margin of 9%.

•

Ongoing product improvements continued to drive growth in average monetizable DAU (mDAU), which reached 139 million in Q2, up 14% year-over-year. We made a number of product improvements in Q2, including better relevance in Home timelines and notifications.

•

We continue to make progress on health. In Q2 we made our rules easier to understand and continued our work to proactively identify and address malicious activity, resulting in an 18% drop in reports of spammy or suspicious behavior across all Tweet detail pages, which show the replies to any given Tweet on our service.

Q2 was a strong quarter with revenue up 18% year-over-year, driven by strength in the US. Revenue outperformance also resulted in better-than-expected profitability, with operating income of $76 million and operating margin of 9%.

Total revenue was $841 million in Q2, an increase of 18%, or 20% on a constant currency basis. Total US revenue was $455 million, an increase of 24%. Total international revenue was $386 million, an increase of 12%, or 16% on a constant currency basis. Japan remains our second largest market, growing 9% and contributing $133 million, or 16% of total revenue in Q2.

Total advertising revenue was $727 million, an increase of 21%, or 23% on a constant currency basis. Year-over-year growth accelerated in the US, with ad revenue growth of 29% compared to 26% last quarter. Video ad formats continued to show strength, notably from our Video Website Card, In-Stream Video Ads, and First View ads. Data licensing and other revenue totaled $114 million, an increase of 4%.

Operating income totaled $76 million, or 9% of total revenue, compared to $80 million, or 11% for the same period in 2018. We delivered net income of approximately $1.1 billion, net margin of 133%, and diluted EPS of $1.43. Adjusted net income was $37 million, adjusted net margin was 4%, and adjusted diluted EPS was $0.05, which all exclude the impact of a significant income tax benefit related to the establishment of a deferred tax asset for corporate structuring for certain geographies.

We grew our headcount sequentially, ending the quarter with approximately 4,300 employees. We continue to attract people to our team who believe in our purpose, driving investments in our highest priority areas: health, conversation, revenue product and sales, and our platform.

Ongoing product improvements continued to drive growth in average monetizable DAU (mDAU), which reached 139 million in Q2, up 14% year-over-year. We made a number of product improvements in Q2, including better relevance in Home timelines and notifications.

We believe that making it easier for people to find what they are looking for when they come to Twitter, organizing around topics and events, and making it easier to follow and join conversations will drive more people to enjoy Twitter every day.

We continued to improve our machine-learning models in Q2 to make it easier for people to find what they are looking for when they come to Twitter by providing more relevant content in people’s Home timelines and notifications based on what they’re engaging with in near real time.

We also started experimenting with new ways for people to customize their Home timeline, making it easier for them to follow what’s happening with their specific interests on Twitter using lists they’ve created or to which they’ve subscribed.

And we made it easier to follow and join conversations on Twitter, with a number of improvements, including showing the original Tweet on the author’s profile page when someone is trying to follow a conversation, testing labels on replies for various participants in a conversation (including author, mentioned, and following), and providing the ability to host a live video and invite up to three people as guests — allowing people to discuss their interests with anyone around the world and hear their perspectives and reactions in real time.

Video continues to be a powerful medium on Twitter, enabling people and content owners to better share experiences, engage in events, and converse with broader audiences. In Q2, we announced a number of new live and on-demand video content partnerships across the entertainment, news, sports, and esports verticals at our NewFronts event, highlighting our unique value proposition for content publishers, coupling compelling premium live video with real-time audience engagement. In addition to expanded renewals with partners such as Viacom, Live Nation, the NFL, ESPN, Bleacher Report, MLS, and Activision Blizzard, we announced new partnerships with major news media partners like The Wall Street Journal and TIME, along with a new partnership with Univision designed to bring even more premium content across sports, news, and entertainment to the Hispanic community in the United States.

We continue to make progress on health. In Q2 we made our rules easier to understand and continued our work to proactively identify and address malicious activity, resulting in an 18% drop in reports of spammy or suspicious behavior across all Tweet detail pages, which show the replies to any given Tweet on our service.

Our highest priority is to improve the health of the public conversation on Twitter, and an important part of that is ensuring our rules, and how we enforce them, are easy to understand. In Q2, we refreshed our rules with simple, clear language, and reorganized the rules into high-level categories across safety, privacy, and authenticity. We also added detail around other policies, including those related to protecting the integrity of election-related conversations, platform manipulation, and spam, and we expanded our hateful conduct policy, maintaining our focus on physical safety by expanding protections against dehumanizing language, which can lead to violence.

We took important steps in Q2 toward defining content that is of public interest on Twitter. In the past, we have allowed certain Tweets that violated our rules to remain on our service because we believed doing so was in the public’s interest, but it was not clear when and how we made those determinations. We will now place a notice on top of Tweets that violate our policies but serve the public conversation in cases where the Tweet was written by a verified public official with 100K or more followers, thereby providing additional clarity and giving people the opportunity to see the Tweet after understanding why it has been covered.

We also continued to improve our machine-learning models in Q2, providing a better experience in conversations and proactively reducing the impact of spammy and suspicious behavior. This resulted in an 18% drop in reports of spammy or suspicious content across all Tweet detail pages, which show the replies to any given Tweet on our service.

We will continue working to proactively reduce abuse on Twitter, with the goal of reducing the burden on victims of abuse and, increasingly, taking action before abuse is reported. We will also continue to strengthen our login and sign-up processes to make it more challenging for bad actors to take advantage of accounts for abusive or malicious purposes and focus on those types of abuse most likely to result in severe and immediate harm. The health of the public conversation on Twitter remains our greatest priority, so people feel safe being a part of the conversation and are able to find credible information on our service.

Q2’19 FINANCIAL AND OPERATIONAL DETAIL

Revenue

Total revenue was $841 million in Q2, an increase of 18%. On a constant currency basis, total revenue would have been $14 million higher, or an increase of 20%. Total revenue exceeded our guidance of $770 million to $830 million, primarily due to strength in US advertising.

Total US revenue was $455 million, an increase of 24%. Total international revenue was $386 million, an increase of 12%, or 16% on a constant currency basis. Japan remains our second largest market, growing 9% and contributing $133 million or 16% of total revenue in Q2. As a reminder, Japan grew 65% on a year over year basis in the year ago period.

Total advertising revenue was $727 million, an increase of 21%, or 23% on a constant currency basis. Key results:

•

By region, US advertising revenue totaled $379 million, an increase of 29%. US strength reflects continued execution across product and sales, coupled with broad-based advertiser demand. International ad revenue was $349 million, an increase of 13%, or 18% on a constant currency basis.

•	By product, video ad formats continued to show strength, notably from our Video Website Card, In-Stream Video Ads, and First View ads.
•	By sales channel, large to mid-tier customers continue to represent a sizable majority of our advertising revenue, while our self-serve channel continues to deliver growth off a smaller base.

Data licensing and other revenue totaled $114 million, an increase of 4%, reflecting a particularly difficult comparison in data enterprise solutions (DES) related to new contracts signed in Q2’18. We expect quarterly variability in year-over-year growth rates for data licensing and other revenue given various factors including the timing and size of new DES contracts and renewals versus the year-ago period. On a full-year basis, we still expect year-over-year data licensing and other revenue growth to moderate as we have largely worked through our multiyear enterprise renewal cycle in DES. MoPub’s quarterly revenue remains steady and we expect it to stay at similar absolute levels over the next several quarters.

Advertising Metrics

Our core value propositions of launching something new and connecting with what’s happening on Twitter continue to resonate with advertisers. Our improving ad metrics reflect ongoing strong ROI for advertisers. Total ad engagements increased 20%, resulting from increased usage and improved clickthrough rates (CTR) across most ad formats.

Cost per ad engagement (CPE) was flat year-over-year, reflecting a mix shift toward higher value ad formats offset by improved CTRs across most ad formats and, to a lesser extent, mix shift toward video ad formats (which have lower CPEs and higher CTRs). As a reminder, CPE is an output of our ads auction process, and will vary from one period to another based on geographic performance, auction dynamics, and the strength of demand for various ad formats and campaign objectives.

We continued to drive revenue product improvements in Q2, with enhancements to our ad platform and ad formats. We are focused on delivering better relevance, making it easier for advertisers to declare objectives, initiate campaigns, and measure success. We also made decisions in Q2 to deprecate certain legacy ad formats in order to better serve customers and drive greater focus in revenue product. Those decisions likely have a negative near-term revenue impact, as described in the Outlook section of this letter. We are also continuing our work to increase the stability, performance, and flexibility of our ads platform and mobile application download product. These are multiquarter efforts which are likely to yield revenue improvement gradually. For more details, please see the Outlook section below.

Expenses

Total operating expenses, including cost of revenue, grew 21% to $766 million, reflecting planned headcount growth and other investments in our strategic priorities:

•	Cost of revenue grew 21% to $278 million, driven by revenue share expenses associated with increased video content and higher infrastructure-related expenses.
•	Research and development expenses grew 15% to $159 million, due to higher personnel-related costs and allocated facilities costs.
•	Sales and marketing expenses grew 28% to $240 million, also due to higher personnel-related costs, marketing expenses, and other supporting overhead expenses.
•	General and administrative expenses grew 19% to $88 million, primarily driven by higher personnel-related costs.

Total headcount at the end of Q2 was approximately 4,300 employees, up 20%. The combination of our conviction in our strategy and execution, coupled with our ability to attract and retain key talent, is allowing us to increase headcount growth in 2019 relative to last year. We now expect full fiscal year-over-year headcount growth in 2019 to be approximately 20%. Stock-based compensation grew 19% to $95 million, and was approximately 11% of total revenue, in line with recent quarters.

Operating income totaled $76 million, or 9% of total revenue, compared to $80 million, or 11% for the same period in 2018. We exceeded our operating income guidance of $35 million to $70 million, mostly due to better-than-expected revenue.

Our net benefit from income taxes in Q2 was more than $1 billion, largely driven by a significant tax benefit related to the establishment of a deferred tax asset for corporate structuring for certain geographies. Excluding the tax benefit, our provision for income taxes was $51 million.

We delivered net income in Q2 of $1.1 billion, with net margin of 133% and diluted EPS of $1.43. Adjusted net income was $37 million, adjusted net margin was 4%, and adjusted diluted EPS was $0.05, which all exclude the impact of a significant income tax benefit related to the establishment of a deferred tax asset for corporate structuring for certain geographies. In the same period last year, we reported net income of $100 million, net margin of 14%, and diluted EPS of $0.13. Also in the same period last year, excluding the impact of a net income tax benefit due to a valuation allowance release, adjusted net income was $58 million, adjusted net margin was 8%, and adjusted diluted EPS was $0.08.

Balance Sheet and Statement of Cash Flows

We ended the quarter with approximately $6.7 billion in cash, cash equivalents, and marketable securities. As a reminder, we have approximately $935 million of convertible debt maturing on September 15, 2019, and we expect to settle the principal balance from cash on hand when due.

Net cash provided by operating activities in the quarter was $339 million, an increase from $321 million in the same period last year. Capital expenditures totaled $135 million, compared to $194 million in the same period last year. We expect capex in line with previous guidance of $550 million to $600 million for FY 2019.

Our adjusted free cash flow for Q2 was $204 million, compared to $127 million in the same period in 2018.

Monetizable Daily Active Usage

Average mDAU in Q2 was 139 million, up 14% year-over-year, driven by organic growth, product improvements, and, to a lesser extent, marketing.

By region:

•	Average US mDAU was 29 million for Q2, up 10% in comparison to 26 million in the same period of the previous year and up 1% in comparison to 28 million in the previous quarter.
•	Average international mDAU was 110 million for Q2, up 15% in comparison to 96 million in the same period of the previous year and up 5% in comparison to 105 million in the previous quarter .

Looking Ahead

As we enter Q3’19, there are no changes to our investment priorities:

Health is our top priority, from a mindset and resourcing perspective, as we continue our work to help people find credible information and feel safe participating in the conversation on Twitter.

Conversation is Twitter’s superpower. Promoting more conversation on Twitter ensures we are the place where people all around the world go to see and talk about what’s happening. We believe making it easier to participate in conversations, organizing around interests and events, and making it easier for people to find what they are looking for when they come to the app will drive more people to enjoy Twitter every day.

Revenue product and sales support the growth of our customers around the world and their investment in our service. We will continue to invest in revenue product as we work to improve our ads platform and ad formats to help our ad partners launch new products and services and connect with what’s happening on Twitter. We will also grow our sales teams in the US and internationally to better serve large and medium advertisers.

Platform investments will ensure Twitter is set up for long-term success, both in terms of the data centers that host Twitter, the security of our customers’ data, and the technology our team leverages to support and improve our service.

Outlook

Our guidance range for Q3 reflects lower revenue growth than we delivered in each quarter in the first half of 2019. This is driven by a number of factors. First is the comparison we face as we lap our global business recovery in the second half of last year. Second are the recent decisions we have made to deprecate certain legacy ad formats in order to better serve our customers and drive greater focus in revenue product. Increasing the stability, performance, and scale of our ads platform in general and our mobile application download product in particular will take place over multiple quarters, with a gradual impact on revenue.

For Q3, we expect:

•	Total revenue to be between $815 million and $875 million.
•	Operating income to be between $45 million and $80 million.

For FY 2019, we expect:

•

GAAP operating expenses to increase approximately 20% on a year-over-year basis as we continue to invest for growth and support the priorities we outlined at the beginning of the year: health, conversation, revenue product and sales, and platform.

•	Stock-based compensation expense to be in the range of $350 million to $400 million.
•	Capital expenditures to be between $550 million and $600 million.

Note that our outlook for Q3 and the full year 2019 reflects foreign exchange rates as of July 2019.

Appendix

Second Quarter 2019 Webcast and Conference Call Details

Twitter will host a conference call today, Friday, July 26, 2019, at 5am Pacific Time (8am Eastern Time) to discuss financial results for the second quarter of 2019. The company will be following the conversation about the earnings announcement on Twitter. To have your questions considered during the Q&A, Tweet your question to @TwitterIR using $TWTR. To listen to a live audio webcast, please visit the company’s Investor Relations page at investor.twitterinc.com. Twitter has used, and intends to continue to use, its Investor Relations website and the Twitter accounts of @jack, @nedsegal, @Twitter, and @TwitterIR as means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation FD.

Third Quarter Earnings Release Details

Twitter will release financial results for the third quarter of 2019 on October 24, 2019, before the market opens at approximately 4am Pacific Time (7am Eastern Time). On the same day, Twitter will host a conference call to discuss those financial results at 5am Pacific Time (8am Eastern Time).

About Twitter, Inc. (NYSE: TWTR)

Twitter is what’s happening in the world and what people are talking about right now. From breaking news and entertainment to sports, politics, and everyday interests, see every side of the story. Join the open conversation. Watch live-streaming events. Available in more than 40 languages around the world, the service can be accessed via twitter.com, an array of mobile devices, and SMS. For more information, please visit about.twitter.com, follow @Twitter, and download both the Twitter and Periscope apps at twitter.com/download and periscope.tv.

A Note About Metrics

Twitter defines monetizable daily active usage or users (mDAU) as Twitter users who logged in or were otherwise authenticated and accessed Twitter on any given day through twitter.com or Twitter applications that are able to show ads. Average mDAU for a period represents the number of mDAU on each day of such period divided by the number of days for such period. Changes in mDAU are a measure of changes in the size of our daily logged in or otherwise authenticated active user base. To calculate the year-over-year change in mDAU, we subtract the average mDAU for the three months ended in the previous year from the average mDAU for the same three months ended in the current year and divide the result by the average mDAU for the three months ended in the previous year. Additionally, our calculation of mDAU is not based on any standardized industry methodology and is not necessarily calculated in the same manner or comparable to similarly titled measures presented by other companies.

The numbers of active users presented in our earnings materials are based on internal company data. While these numbers are based on what we believe to be reasonable estimates for the applicable period of measurement, there are inherent challenges in measuring usage and user engagement across our large user base around the world. Furthermore, our metrics may be impacted by our information quality efforts, which are our overall efforts to reduce malicious activity on the service, inclusive of spam, malicious automation, and fake accounts. For example, there are a number of false or spam accounts in existence on our platform. We have performed an internal review of a sample of accounts and estimate that the average of false or spam accounts during the second quarter of 2019 represented fewer than 5% of our mDAU during the quarter. The false or spam accounts for a period represents the average of false or spam accounts in the samples during each monthly analysis period during the quarter. In making this determination, we applied significant judgment, so our estimation of false or spam accounts may not accurately represent the actual number of such accounts, and the actual number of false or spam accounts could be higher than we have estimated. We are continually seeking to improve our ability to estimate the total number of spam accounts and eliminate them from the calculation of our active users, and have made improvements in our spam detection capabilities that have resulted in the suspension of a large number of spam, malicious automation, and fake accounts. We intend to continue to make such improvements. After we determine an account is spam, malicious automation, or fake, we stop counting it in our mDAU, or other related metrics. We also treat multiple accounts held by a single person or organization as multiple users for purposes of calculating our active users because we permit people and organizations to have more than one account. Additionally, some accounts used by organizations are used by many people within the organization. As such, the calculations of our active users may not accurately reflect the actual number of people or organizations using our platform.

In addition, our data regarding user geographic location for purposes of reporting the geographic location of our mDAU is based on the IP address or phone number associated with the account when a user initially registered the account on Twitter. The IP address or phone number may not always accurately reflect a user’s actual location at the time such user engaged with our platform. For example, a mobile user may appear to be accessing Twitter from the location of the proxy server that the user connects to rather than from a user’s actual location.

We regularly review and may adjust our processes for calculating our internal metrics to improve their accuracy. Our measures of user growth and user engagement may differ from estimates published by third parties or from similarly titled metrics of our competitors due to differences in methodology.

Forward-Looking Statements

This letter to shareholders contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally relate to future events or Twitter's future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "expects," "plans," "anticipates,” “going to,” "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential," or "continue," or the negative of these words or other similar terms or expressions that concern Twitter's expectations, strategy, priorities, plans, or intentions. Forward-looking statements in this letter to shareholders include, but are not limited to, statements regarding Twitter’s future financial and operating performance, including its outlook, guidance, and statements regarding future disclosures; Twitter’s expectations regarding its strategies, product, and business plans, including its strategic and investment priorities, areas of geographic growth, product initiatives, product deprecation plans, and product experiments; strategies for improving the health of the platform, enhancing the conversation on the platform, and improving safety; the development of, investment in, and demand for content (from content partners and users), its products, product features, and services, and the impact thereof on its business; the behavior of Twitter’s users, content partners, and advertisers; Twitter’s expectations and strategies regarding revenue trends, including the drivers of such trends, advertiser base spending, including DES spending and renewal cycles, and product mix, Twitter’s expectations for headcount growth, capital expenditures, operating expenses including stock-based compensation expense, and trends in operating margin, application of its abuse rules, allocation of resources, market opportunity, and execution by its sales and operating teams; and Twitter’s expectations regarding the applicability of certain potential tax benefits. Twitter's expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected. These risks include the possibility that: Twitter's user base and engagement do not grow or decline; Twitter’s strategies, priorities, or plans take longer to execute than anticipated; Twitter's new products and product features do not meet expectations; advertisers reduce or discontinue their spending on Twitter; data partners reduce or discontinue their purchases of data licenses from Twitter; and Twitter experiences expenses that exceed its expectations. The forward-looking statements contained in this shareholder letter are also subject to other risks and uncertainties, including those more fully described in Twitter's Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, each filed with the Securities and Exchange Commission. Additional information will also be set forth in Twitter's Quarterly Report on Form 10-Q for the quarter ended June 30, 2019. The forward-looking statements in this letter to shareholders are based on information available to Twitter as of the date hereof, and Twitter disclaims any obligation to update any forward-looking statements, except as required by law.

Non-GAAP Financial Measures

To supplement Twitter's financial information presented in accordance with generally accepted accounting principles in the United States of America, or GAAP, Twitter considers certain financial measures that are not prepared in accordance with GAAP, including revenues excluding foreign exchange effect, which we refer to as on a constant currency basis, non-GAAP income before income taxes, non-GAAP provision (benefit) for income taxes, non-GAAP net income, non-GAAP diluted net income per share, adjusted EBITDA, non-GAAP costs and expenses, adjusted net income, adjusted net margin, adjusted diluted net income per share, and adjusted free cash flow. In order to present revenues on a constant currency basis for the fiscal quarter ended June 30, 2019, Twitter translated the applicable measure using the prior year's monthly exchange rates for its settlement currencies other than the US dollar. Twitter defines non-GAAP income before income taxes as income before income taxes adjusted to exclude stock-based compensation expense, amortization of acquired intangible assets, non-cash interest expense related to convertible notes, non-cash expense related to acquisitions, impairment (gain) on investments in privately held companies, restructuring charges, and one-time nonrecurring gain, if any; Twitter defines non-GAAP provision (benefit) for income taxes as the current and deferred income tax expense commensurate with the non-GAAP measure of profitability using the estimated annual effective tax rate, which is dependent on the jurisdictional mix of earnings; and Twitter defines non-GAAP net income as net income adjusted to exclude stock-based compensation expense, amortization of acquired intangible assets, non-cash interest expense related to convertible notes, non-cash expense related to acquisitions, impairment (gain) on investments in privately held companies, restructuring charges, and one-time nonrecurring gain, if any, and adjustment to income tax expense based on the non-GAAP measure of profitability using the estimated annual effective tax rate, which is dependent on the jurisdictional mix of earnings. Non-GAAP diluted net income per share is calculated by dividing non-GAAP net income by non-GAAP diluted share count. Non-GAAP diluted share count is GAAP basic share count plus potential common stock instruments such as stock options, RSUs, shares to be purchased under employee stock purchase plans, unvested restricted stock, the conversion feature of convertible senior notes, and warrants. Twitter defines adjusted EBITDA as net income adjusted to exclude stock-based compensation expense, depreciation and amortization expense, interest and other expense, net, provision (benefit) for income taxes, restructuring charges, and one-time nonrecurring gain, if any. Twitter defines non-GAAP costs and expenses as total costs and expenses adjusted to exclude stock-based compensation expense, amortization of acquired intangible assets, non-cash expense related to acquisitions, restructuring charges, and one-time nonrecurring gain, if any. We have presented adjusted net income solely to exclude the benefit related to the establishment of deferred tax assets for corporate structuring for certain geographies in the three and six months ended June 30, 2019, and to the release of a deferred tax asset valuation allowance in the three and six months ended June 30, 2018, and no other adjustments were made in the calculation of these measures. Adjusted net margin is calculated by dividing adjusted net income by GAAP revenue. Adjusted diluted net income per share is calculated by dividing adjusted net income by GAAP diluted share count. Adjusted free cash flow is GAAP net cash provided by operating activities less capital expenditures (i.e., purchases of property and equipment including equipment purchases that were financed through finance leases, less proceeds received from the disposition of property and equipment).

Twitter is presenting these non-GAAP financial measures to assist investors in seeing Twitter's operating results through the eyes of management, and because it believes that these measures provide an additional tool for investors to use in comparing Twitter's core business operating results over multiple periods with other companies in its industry.

Twitter believes that revenues excluding foreign exchange effect, non-GAAP income before income taxes, non-GAAP provision (benefit) for income taxes, non-GAAP net income, non-GAAP diluted net income per share, adjusted EBITDA, non-GAAP costs and expenses, adjusted net income, adjusted net margin, and adjusted dilutive net income per share provide useful information about its operating results, enhance the overall understanding of Twitter's past performance and future prospects, and allow for greater transparency with respect to key metrics used by Twitter's management in its financial and operational decision-making. Twitter uses these measures to establish budgets and operational goals for managing its business and evaluating its performance. Twitter believes that revenues on a constant currency basis is a useful metric that facilitates comparison to its historical performance. Twitter believes that non-GAAP net income, non-GAAP diluted net income per share, adjusted EBITDA, non-GAAP costs and expenses, adjusted net income, adjusted net margin, and adjusted diluted net income per share help identify underlying trends in its business that could otherwise be masked by expenses and one-time gains or charges that it excludes in non-GAAP net income, non-GAAP diluted net income per share, adjusted EBITDA, non-GAAP costs and expenses, adjusted net income, adjusted net margin, and adjusted diluted net income per share, or the effect of the one-time benefits related to the establishment of deferred tax assets or the release of deferred tax asset valuation allowance described above, which are non-operating benefits. In addition, Twitter believes that adjusted free cash flow provides useful information to management and investors about the amount of cash from operations and that it is typically a more conservative measure of cash flows. However, adjusted free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of its ability to fund its cash needs.

These non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. These non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similarly titled measures presented by other companies.

Contacts

Investors: Cherryl Valenzuela ir@twitter.com	Press: Giovanna Falbo press@twitter.com

TWITTER, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	June 30,	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$2,183,111	$1,894,444
Short-term investments	4,503,427	4,314,957
Accounts receivable, net	719,904	788,700
Prepaid expenses and other current assets	106,341	112,935
Total current assets	7,512,783	7,111,036
Property and equipment, net	982,513	885,078
Operating lease right-of-use assets	694,855	—
Intangible assets, net	50,722	45,025
Goodwill	1,246,883	1,227,269
Deferred tax assets, net	1,954,808	808,459
Other assets	79,043	85,705
Total assets	$12,521,607	$10,162,572
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$206,282	$145,186
Accrued and other current liabilities	428,296	405,751
Convertible notes, short-term	923,648	897,328
Operating lease liabilities, short-term	129,919	—
Finance lease liabilities, short-term	45,593	68,046
Total current liabilities	1,733,738	1,516,311
Convertible notes, long-term	1,773,092	1,730,922
Operating lease liabilities, long-term	614,213	—
Finance lease liabilities, long-term	7,576	24,394
Deferred and other long-term tax liabilities, net	23,393	17,849
Other long-term liabilities	24,781	67,502
Total liabilities	4,176,793	3,356,978
Stockholders’ equity:
Common stock	4	4
Additional paid-in capital	8,535,463	8,324,974
Accumulated other comprehensive loss	(46,944)	(65,311)
Accumulated deficit	(143,709)	(1,454,073)
Total stockholders’ equity	8,344,814	6,805,594
Total liabilities and stockholders’ equity	$12,521,607	$10,162,572

TWITTER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Revenue	$841,381	$710,541	$1,628,271	$1,375,412
Costs and expenses
Cost of revenue	277,965	230,185	541,976	453,008
Research and development	159,242	138,574	305,488	261,920
Sales and marketing	240,249	188,032	446,048	366,091
General and administrative	88,239	74,126	165,415	139,844
Total costs and expenses	765,695	630,917	1,458,927	1,220,863
Income from operations	75,686	79,624	169,344	154,549
Interest expense	(38,317)	(29,982)	(75,577)	(56,997)
Interest income	42,887	21,960	83,428	38,141
Other income (expense), net	7,523	(5,735)	7,087	(5,944)
Income before income taxes	87,779	65,867	184,282	129,749
Provision (benefit) for income taxes	(1,031,781)	(34,250)	(1,126,082)	(31,365)
Net income	$1,119,560	$100,117	$1,310,364	$161,114
Net income per share:
Basic	$1.46	$0.13	$1.71	$0.21
Diluted	$1.43	$0.13	$1.68	$0.21
Weighted-average shares used to compute net income per share:
Basic	768,755	752,351	766,658	750,037
Diluted	785,056	772,556	781,378	769,222

TWITTER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Cash flows from operating activities
Net income	$1,119,560	$100,117	1,310,364	$161,114
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	115,616	105,982	229,090	202,828
Stock-based compensation expense	94,615	79,469	178,106	152,735
Amortization of discount on convertible notes	31,910	23,309	62,787	44,031
Deferred income taxes	(1,034,135)	(41,615)	(1,144,191)	(42,285)
Impairment of investments in privately-held companies	1,550	3,000	1,550	3,000
Other adjustments	(22,176)	(3,411)	(18,103)	(3,059)
Changes in assets and liabilities, net of assets acquired and liabilities assumed from acquisitions:
Accounts receivable	(36,396)	(14,198)	67,237	46,968
Prepaid expenses and other assets	40,478	2,590	66,627	(20,302)
Accounts payable	8,139	10,120	(4,740)	(16,828)
Accrued and other liabilities	19,812	55,777	(58,061)	35,611
Net cash provided by operating activities	338,973	321,140	690,666	563,813
Cash flows from investing activities
Purchases of property and equipment	(135,795)	(196,450)	(218,821)	(289,541)
Proceeds from sales of property and equipment	1,101	2,693	3,057	4,456
Purchases of marketable securities	(1,356,779)	(1,158,986)	(2,991,921)	(1,990,868)
Proceeds from maturities and sales of marketable securities	1,086,579	972,541	2,832,237	1,638,109
Business combinations, net of cash acquired	(20,302)	(32,504)	(20,302)	(32,504)
Other investing activities	11,368	(825)	11,368	(2,175)
Net cash used in investing activities	(413,828)	(413,531)	(384,382)	(672,523)
Cash flows from financing activities
Proceeds from issuance of convertible notes	—	1,150,000	—	1,150,000
Purchases of convertible note hedges	—	(267,950)	—	(267,950)
Proceeds from issuance of warrants concurrent with note hedges	—	186,760	—	186,760
Debt issuance costs	—	(11,730)	—	(11,730)
Taxes paid related to net share settlement of equity awards	(3,461)	(1,803)	(12,938)	(9,360)
Payments of finance lease obligations	(18,214)	(23,035)	(37,933)	(47,282)
Proceeds from exercise of stock options	414	329	509	3,097
Proceeds from issuances of common stock under employee stock purchase plan	25,209	16,337	25,209	16,337
Net cash provided by (used in) financing activities	3,948	1,048,908	(25,153)	1,019,872
Net increase (decrease) in cash, cash equivalents and restricted cash	(70,907)	956,517	281,131	911,162
Foreign exchange effect on cash, cash equivalents and restricted cash	7,148	(14,464)	7,002	(12,514)
Cash, cash equivalents and restricted cash at beginning of period	2,273,767	1,630,452	1,921,875	1,673,857
Cash, cash equivalents and restricted cash at end of period	$2,210,008	$2,572,505	$2,210,008	$2,572,505
Supplemental disclosures of non-cash investing and financing activities
Common stock issued in connection with acquisitions	$—	$19,165	$—	$19,165
Equipment purchases under finance leases	$—	$—	$—	$16,086
Changes in accrued property and equipment purchases	$33,891	$10,352	$77,611	$7,554
Reconciliation of cash, cash equivalents and restricted cash as shown in the consolidated statements of cash flows
Cash and cash equivalents	$2,183,111	$2,544,641	$2,183,111	$2,544,641
Restricted cash included in prepaid expenses and other current assets	1,379	2,261	1,379	2,261
Restricted cash included in other assets	25,518	25,603	25,518	25,603
Total cash, cash equivalents and restricted cash	$2,210,008	$2,572,505	$2,210,008	$2,572,505

TWITTER, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Non-GAAP net income and net income per share:
Net income	$1,119,560	$100,117	$1,310,364	$161,114
Exclude: Provision (benefit) for income taxes	(1,031,781)	(34,250)	(1,126,082)	(31,365)
Income before income taxes	87,779	65,867	184,282	129,749
Stock-based compensation expense	94,615	79,469	178,106	152,735
Amortization of acquired intangible assets	3,918	4,876	8,703	9,818
Non-cash interest expense related to convertible notes	31,910	23,309	62,787	44,031
Impairment (gain) on investments in privately-held companies	(8,611)	3,000	(8,611)	3,000
Restructuring charges	(217)	(265)	(217)	(1,248)
Non-GAAP income before income taxes	209,394	176,256	425,050	338,085
Non-GAAP provision (benefit) for income taxes(1)	(1,029,343)	42,301	(1,102,172)	81,140
Non-GAAP net income	$1,238,737	$133,955	$1,527,222	$256,945
GAAP basic shares	768,755	752,351	766,658	750,037
Dilutive equity awards (2)	16,301	20,205	14,720	19,185
Non-GAAP diluted shares (3)	785,056	772,556	781,378	769,222
Non-GAAP diluted net income per share	$1.58	$0.17	$1.95	$0.33
Adjusted EBITDA:
Net income	$1,119,560	$100,117	$1,310,364	$161,114
Stock-based compensation expense	94,615	79,469	178,106	152,735
Depreciation and amortization expense	115,616	105,982	229,090	202,828
Interest and other expense, net	(12,093)	13,757	(14,938)	24,800
Provision (benefit) for income taxes	(1,031,781)	(34,250)	(1,126,082)	(31,365)
Restructuring charges	(217)	(265)	(217)	(1,248)
Adjusted EBITDA	$285,700	$264,810	$576,323	$508,864
Stock-based compensation expense by function:
Cost of revenue	$5,973	$3,338	$11,021	$8,137
Research and development	50,229	45,069	96,490	87,015
Sales and marketing	22,202	18,225	40,267	33,047
General and administrative	16,211	12,837	30,328	24,536
Total stock-based compensation expense	$94,615	$79,469	$178,106	$152,735
Amortization of acquired intangible assets by function:
Cost of revenue	$3,763	$4,411	$8,083	$8,888
Sales and marketing	155	465	620	930
Total amortization of acquired intangible assets	$3,918	$4,876	$8,703	$9,818
Restructuring charges by function:
Cost of revenue	$(13)	$(17)	$(13)	$(77)
Research and development	(73)	(89)	(73)	(419)
Sales and marketing	(87)	(107)	(87)	(507)
General and administrative	(44)	(52)	(44)	(245)
Total restructuring charges	$(217)	$(265)	$(217)	$(1,248)
Non-GAAP costs and expenses:
Total costs and expenses	$765,695	$630,917	$1,458,927	$1,220,863
Less: stock-based compensation expense	(94,615)	(79,469)	(178,106)	(152,735)
Less: amortization of acquired intangible assets	(3,918)	(4,876)	(8,703)	(9,818)
Less: restructuring charges	217	265	217	1,248
Total non-GAAP costs and expenses	$667,379	$546,837	$1,272,335	$1,059,558
Adjusted free cash flow:
Net cash provided by operating activities	$338,973	$321,140	$690,666	$563,813
Less: purchases of property and equipment	(135,795)	(196,450)	(218,821)	(289,541)
Plus: proceeds from sales of property and equipment	1,101	2,693	3,057	4,456
Less: equipment purchases under finance leases	—	—	—	(16,086)
Adjusted free cash flow	$204,279	$127,383	$474,902	$262,642
Adjusted net income and adjusted diluted net income per share:
Net income	$1,119,560	$100,117	$1,310,364	$161,114
Exclude: benefit from deferred tax assets (4)	(1,082,460)	(41,688)	(1,206,880)	(41,688)
Adjusted net income	$37,100	$58,429	$103,484	$119,426
GAAP diluted shares	785,056	772,556	$781,378	769,222
Adjusted diluted net income per share	$0.05	$0.08	$0.13	$0.16

(1) The non-GAAP benefit from income taxes for the three and six months ended June 30, 2019 includes benefits of $1.08 billion and $1.21 billion, respectively, from the establishment of deferred tax assets from intra-entity transfers of intangible assets.

(2) Gives effect to potential common stock instruments such as stock options, RSUs, shares to be issued under ESPP, unvested restricted stocks and warrants. There is no dilutive effect of the notes or the related hedge and warrant transactions.

(3) GAAP dilutive shares are the same as non-GAAP dilutive shares for the three and six months ended June 30, 2019 and 2018.

(4) The benefit from deferred tax asset in the three and six months ended June 30, 2019 is primarily related to the establishment of deferred tax assets from intra-entity transfers of intangible assets. The benefit from deferred tax asset in the three and six months ended June 30, 2018 is primarily due to a tax benefit primarily driven by the release of a deferred tax asset valuation allowance for Brazil.

TWITTER, INC.
RECONCILIATION OF GAAP REVENUE TO NON-GAAP CONSTANT CURRENCY REVENUE
(In millions)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Revenue, advertising revenue, data licensing and other revenue, international revenue and international advertising revenue excluding foreign exchange effect:
Revenue(1)	$841	$711	$1,628	$1,375
Foreign exchange effect on 2019 revenue using 2018 rates	14		25
Revenue excluding foreign exchange effect	$855		$1,653
Revenue year-over-year change percent	18%		18%
Revenue excluding foreign exchange effect year-over-year change percent	20%		20%

Advertising revenue	$727	$601	$1,407	$1,176
Foreign exchange effect on 2019 advertising revenue using 2018 rates	14		25
Advertising revenue excluding foreign exchange effect	$741		$1,432
Advertising revenue year-over-year change percent	21%		20%
Advertising revenue excluding foreign exchange effect year-over-year change percent	23%		22%

Data licensing and other revenue	$114	$109	$222	$199
Foreign exchange effect on 2019 data licensing and other revenue using 2018 rates	—		—
Data licensing and other revenue excluding foreign exchange effect	$114		$222
Data licensing and other revenue year-over-year change percent	4%		11%
Data licensing and other revenue excluding foreign exchange effect year-over-year change percent	4%		11%

International revenue	$386	$344	$741	$662
Foreign exchange effect on 2019 international revenue using 2018 rates	14		25
International revenue excluding foreign exchange effect	$400		$766
International revenue year-over-year change percent	12%		12%
International revenue excluding foreign exchange effect year-over-year change percent	16%		16%

International advertising revenue	$349	$308	$665	$596
Foreign exchange effect on 2019 international advertising revenue using 2018 rates	14		25
International advertising revenue excluding foreign exchange effect	$363		$690
International advertising revenue year-over-year change percent	13%		12%
International advertising revenue excluding foreign exchange effect year-over-year change percent	18%		16%

(1) Note the sum of advertising revenue and data licensing and other revenue does not add up to total revenue in the six months ended June 30, 2019 and in the three months ended June 30, 2018 above due to rounding.